Boston Restaurant Associates, Inc.

                                                Calculation of Net Income (Loss)
                                                       Per Share of Common Stock
                                                                      Exhibit 11
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The following table presents information used in calculating net income (loss)
per share of Common Stock:

                                                  April 27           April 28
Year ended                                         1997                1996
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Weighted average number of shares
of common stock outstanding                      5 015 306            5 015 293
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Shares used in computing net income (loss)
per share of common stock                        5 015 306            5 015 293
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Net income (loss)                                  $12 263          $(3 107 900)
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Net income (loss) per share of common stock        $     -          $      (.62)
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